Exhibit 99.1

Lands’ End Announces Third Quarter Fiscal 2022 Results

DODGEVILLE, Wis., December 1, 2022 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the third quarter ended October 28, 2022.

Jerome Griffith, Chief Executive Officer, stated, “We experienced strong conversion rates throughout the quarter indicating favorable responses to our product offerings.  While the current environment remains volatile, we are optimistic about the future as we focus on making progress against our strategic initiatives.  Our long-tenured customer base and our digitally-driven eCommerce model gives me confidence that Lands’ End is in a strong position for long-term success.”

Third Quarter Financial Highlights:

•	For the third quarter, net revenue decreased 1.3% to $371.0 million compared to $375.8 million in the third quarter of fiscal 2021.

◦

Global eCommerce net revenue decreased 4.6% to $249.2 million for the third quarter. Net revenue in U.S. eCommerce decreased 1.3% and International eCommerce decreased 19.6%, both primarily driven by lower consumer demand resulting from macroeconomic challenges impacting discretionary spending.

◦	Outfitters net revenue decreased 6.2% to $80.8 million for the third quarter, primarily driven by the normalization of purchases in travel-related national accounts compared to last year.
◦

Third Party net revenue increased 59.9% to $30.9 million for the third quarter, primarily attributed to growth in the Kohl’s online marketplace, and growth in other new and existing online marketplaces.

◦	Retail net revenue increased 9.7% to $10.1 million with Same Store Sales increasing 13.0% in the third quarter compared to third quarter of fiscal 2021.

•

Gross profit was $148.4 million, a decrease of $18.4 million or 11.0% from $166.8 million during the third quarter of fiscal 2021. Gross margin decreased approximately 440 basis points to 40.0%, compared to 44.4% in third quarter of fiscal 2021. The Gross margin decline was attributable to an incremental $6.8 million of transportation costs as a result of global supply chain challenges, increased industry-wide promotional activity, as well as margin mix from growth in our Third Party business.

•

Selling and administrative expenses decreased $4.6 million to $132.8 million or 35.8% of net revenue, compared to $137.4 million or 36.6% of net revenue in third quarter of fiscal 2021. The approximately 80 basis points decrease was driven by continued expense controls across the entire business.

•	Net loss was $4.7 million, or $0.14 loss per diluted share. This compares to Net income of $7.4 million or $0.22 earnings per diluted share in the third quarter of fiscal 2021.

•	Adjusted EBITDA decreased to $16.7 million compared to $29.8 million in the third quarter of fiscal 2021.

Third Quarter Business Highlights:

•	Successfully launched its Blake Shelton X Lands’ End collection, which offers mens, womens and kids apparel as well as items for the home.
•	Continued to expand its Third Party business with the launch of Target.com and Walmart.com.
•	U.S. Retail Same Store Sales increased 13.0%, as consumers returned to in-store shopping.

Balance Sheet and Cash Flow Highlights

Jim Gooch, President and Chief Financial Officer, stated, “We took a concerted effort to improve our in-stock positions by increasing our lead times and receipting our Fall/Holiday inventory earlier.  While this largely drove our 18% increase in inventories at the end of the third quarter, we are well positioned to meet our customers’ needs as we move through the holiday season. We expect inventory levels to normalize by the end of Spring/Summer 2023.”

Cash and cash equivalents were $28.8 million as of October 28, 2022, compared to $37.9 million as of October 29, 2021.

Inventories, net, was $564.9 million as of October 28, 2022, and $479.8 million as of October 29, 2021. Inventory increased $85.1 million primarily due to an increase of earlier receipts of fall and holiday inventory as well as carried over basics inventory from prior seasons.

Net cash used in operations was $126.0 million for the 39 weeks ended October 28, 2022, compared to net cash used in operations of $6.4 million for the 39 weeks ended October 29, 2021. The $119.6 million increase in cash used in operating activities was primarily caused by a decrease in net income and the increase in year over year inventories.

As of October 28, 2022, the Company had $160.0 million of borrowings outstanding and $103.2 million of availability, compared to $70.0 million of borrowings and $183.6 million of availability as of October 29, 2021. Additionally, as of October 28, 2022, the Company had $247.5 million of term loan debt outstanding compared to $261.3 million of term loan debt outstanding as of October 29, 2021.

During the third quarter, the Company repurchased $2.9 million of the Company’s common stock under its previously announced $50 million share repurchase program.

Outlook

Jim Gooch, President and Chief Financial Officer, continued, “We have revised our full year outlook to account for the uncertain macro environment.  We anticipate that the fourth quarter will be highly promotional and we plan to remain competitive with our pricing to drive traffic through the holiday season.”

For the fourth quarter of fiscal 2022 the Company expects:

•	Net revenue to be between $510.0 million and $530.0 million.
•	Net income to be between $0.0 million and $3.0 million and diluted earnings per share to be between $0.00 and $0.09.
•	Adjusted EBITDA in the range of $20.0 million to $25.0 million.

This fourth quarter outlook assumes approximately flat transportation expenses due to the global supply chain challenges.

For fiscal 2022 the Company now expects:

•	Net revenue to be between $1.54 billion and $1.56 billion.
•	Net loss to be between $9.0 million and $6.0 million, and diluted loss per share to be between $0.27 and $0.18.
•	Adjusted EBITDA in the range of $66.5 million to $71.5 million.
•	Capital expenditures of approximately $42.0 million.

This full year outlook assumes approximately $33.0 million of incremental transportation expenses due to the global supply chain challenges.

Conference Call

The Company will host a conference call on Thursday, December 1, 2022, at 8:30 a.m. ET to review its third quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading uni-channel retailer of casual clothing, accessories, footwear and home products. We offer products online at www.landsend.com, through our own Company Operated stores and through third-party distribution channels. We are a classic American lifestyle brand with a passion for quality, legendary service and real value. We seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s optimism about its future as it focuses on making progress against its strategic initiatives; the Company’s confidence and view that it is strongly positioned for long-term success; the Company’s view that it is well positioned to meet its customers’ needs during the holiday season; the Company’s expectation regarding the timing of the normalization of its inventory levels; the Company’s assessment of the macro environment and its impact on the Company’s outlook; the Company’s expectation that the fourth quarter will be highly promotional and that the Company will be able to remain competitive with its pricing, and such action will drive traffic through the holiday season; and the Company’s outlook and expectations as to net revenue, net income/loss, earnings/loss per share and Adjusted EBITDA for the fourth quarter of fiscal 2022 and for the full year of fiscal 2022, capital expenditures for fiscal 2022, assumptions regarding incremental transportation expenses due to the global supply chain challenges in the fourth quarter of fiscal 2022 and full year of fiscal 2022. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: global supply chain challenges have resulted in a significant increase in inbound transportation costs and delays in receiving product over the past year; further disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to COVID-19 and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of COVID-19 on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the ability of the Company’s principal stockholders to exert substantial influence over the Company; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

James Gooch

President and Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Bruce Williams

(332) 242-4303

Bruce.Williams@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	October 28, 2022	October 29, 2021	January 28, 2022*
ASSETS
Current assets
Cash and cash equivalents	$28,829	$37,926	$34,301
Restricted cash	1,833	1,983	1,834
Accounts receivable, net	49,409	44,078	49,668
Inventories, net	564,856	479,793	384,241
Prepaid expenses and other current assets	47,205	41,418	36,905
Total current assets	692,132	605,198	506,949
Property and equipment, net	121,907	133,572	129,791
Operating lease right-of-use asset	31,441	32,782	31,492
Goodwill	106,700	106,700	106,700
Intangible asset	257,000	257,000	257,000
Other assets	3,786	4,512	4,702
TOTAL ASSETS	$1,212,966	$1,139,764	$1,036,634
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,750	$13,750	$13,750
Accounts payable	228,863	184,569	145,802
Lease liability – current	5,808	5,609	5,617
Other current liabilities	111,872	142,828	146,263
Total current liabilities	360,293	346,756	311,432
Long-term borrowings under ABL Facility	160,000	70,000	—
Long-term debt, net	226,227	237,245	234,474
Lease liability – long-term	32,033	34,092	32,731
Deferred tax liabilities	45,087	47,325	46,191
Other liabilities	3,758	5,834	5,110
TOTAL LIABILITIES	827,398	741,252	629,938
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 33,001, 32,983 and 32,985, respectively	330	330	330
Additional paid-in capital	369,198	372,313	374,413
Retained earnings	34,566	37,485	44,595
Accumulated other comprehensive (loss)	(18,526)	(11,616)	(12,642)
TOTAL STOCKHOLDERS’ EQUITY	385,568	398,512	406,696
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,212,966	$1,139,764	$1,036,634

*Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(in thousands, except per share data)	October 28, 2022	October 29, 2021	October 28, 2022	October 29, 2021
Net revenue	$370,983	$375,843	$1,025,826	$1,081,249
Cost of sales (excluding depreciation and amortization)	222,573	209,028	604,204	588,908
Gross profit	148,410	166,815	421,622	492,341

Selling and administrative	132,807	137,408	377,074	399,579
Depreciation and amortization	9,761	9,788	29,228	29,483
Other operating expense, net	3,096	140	3,135	583
Operating income	2,746	19,479	12,185	62,696
Interest expense	10,825	8,334	27,807	26,231
Other expense (income), net	230	(171)	(97)	(461)
(Loss) income before income taxes	(8,309)	11,316	(15,525)	36,926
Income tax (benefit) expense	(3,627)	3,917	(6,293)	10,667
NET (LOSS) INCOME	$(4,682)	$7,399	$(9,232)	$26,259
NET (LOSS) INCOME PER COMMON SHARE
Basic:	$(0.14)	$0.22	$(0.28)	$0.80
Diluted:	$(0.14)	$0.22	$(0.28)	$0.78

Basic weighted average common shares outstanding	33,064	32,981	33,196	32,910
Diluted weighted average common shares outstanding	33,064	33,698	33,196	33,708

Use and Definition of Non-GAAP Financial Measures

Adjusted EBITDA - In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, the Company uses an Adjusted EBITDA measurement. Adjusted EBITDA is computed as Net income (loss) appearing on the Condensed Consolidated Statements of Operations net of Income tax expense/(benefit), Interest expense, Depreciation and amortization and certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and as a basis for an executive compensation metric. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦

For the 13 and 39 weeks ended October 28, 2022, we excluded the impacts of the estimated one-time closing costs of Lands’ End Japan KK, a subsidiary of Lands’ End, Inc., (“LE Japan”) and the net operating loss resulting from the liquidation of product during September and October 2022.

◦	For the 13 and 39 weeks ended October 28, 2022, we excluded the impacts of long-lived asset impairment.

◦	For the 13 weeks ended October 29, 2021 and 39 weeks ended October 28, 2022 and October 29, 2021, we excluded the impacts of loss on disposal of property and equipment.

◦	For the 13 weeks and 39 weeks ended October 28, 2022 and October 29, 2021, we excluded the impacts of amortization of transaction related costs associated with Third Party distribution channel.

Reconciliation of Non-GAAP Financial Information to GAAP

(Unaudited)

The following table sets forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue:

	13 Weeks Ended
(in thousands)	October 28, 2022		October 29, 2021
Net (loss) income	$(4,682)	(1.3)%	$7,399	2.0%
Income tax (benefit) expense	(3,627)	(1.0)%	3,917	1.0%
Other expense (income), net	230	0.1%	(171)	(0.0)%
Interest expense	10,825	2.9%	8,334	2.2%
Operating income	2,746	0.7%	19,479	5.2%
Depreciation and amortization	9,761	2.6%	9,788	2.6%
LE Japan closing costs	3,858	1.0%	—	—%
Long-lived asset impairment	120	0.0%	—	—%
Loss on disposal of property and equipment	—	—%	140	0.0%
Other	178	0.0%	344	0.1%
Adjusted EBITDA	$16,663	4.5%	$29,751	7.9%

	39 Weeks Ended
(in thousands)	October 28, 2022		October 29, 2021
Net (loss) income	$(9,232)	(0.9)%	$26,259	2.5%
Income tax (benefit) expense	(6,293)	(0.6)%	10,667	0.9%
Other (income), net	(97)	(0.0)%	(461)	(0.0)%
Interest expense	27,807	2.7%	26,231	2.4%
Operating income	12,185	1.2%	62,696	5.8%
Depreciation and amortization	29,228	2.8%	29,483	2.7%
LE Japan closing costs	3,858	0.4%	—	—%
Long-lived asset impairment	120	0.0%	—	—%
Loss on disposal of property and equipment	39	0.0%	583	0.1%
Other	866	0.1%	844	0.1%
Adjusted EBITDA	$46,296	4.5%	$93,606	8.7%

Fourth Quarter Fiscal 2022 Guidance	13 Weeks Ended
(in millions)	January 27, 2023
Net income	$0.0	—	$3.0
Depreciation, interest, other income, taxes and other adjustments	20.0	—	22.0
Adjusted EBITDA	$20.0	—	$25.0

Fiscal 2022 Guidance	52 Weeks Ended
(in millions)	January 27, 2023
Net loss	$(9.0)	—	$(6.0)
Depreciation, interest, other income, taxes and other adjustments	75.5	—	77.5
Adjusted EBITDA	$66.5	—	$71.5

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	39 Weeks Ended
(in thousands)	October 28, 2022	October 29, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(9,232)	$26,259
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	29,228	29,483
Amortization of debt issuance costs	2,361	2,358
Loss on disposal of property and equipment	39	583
Stock-based compensation	3,537	8,043
Deferred income taxes	460	80
Long-lived asset impairment	120	—
Other	(744)	(1,097)
Change in operating assets and liabilities:
Accounts receivable, net	(1,246)	(7,219)
Inventories, net	(188,899)	(98,391)
Accounts payable	82,057	51,152
Other operating assets	(10,604)	95
Other operating liabilities	(33,072)	(17,700)
Net cash used in operating activities	(125,995)	(6,354)
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	88	—
Purchases of property and equipment	(20,544)	(18,739)
Net cash used in investing activities	(20,456)	(18,739)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	222,000	140,000
Payments of borrowings under ABL Facility	(62,000)	(95,000)
Payments on term loan	(10,313)	(10,313)
Payments for taxes related to net share settlement of equity awards	(4,315)	(5,098)
Purchases and retirement of common stock	(5,234)	—
Payment of debt-issuance costs	—	(1,161)
Net cash provided by financing activities	140,138	28,428
Effects of exchange rate changes on cash, cash equivalents and restricted cash	840	780
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(5,473)	4,115
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	36,135	35,794
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$30,662	$39,909
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$4,922	$2,836
Income taxes paid, net of refunds	$4,146	$23,570
Interest paid	$26,170	$23,972
Lease liabilities arising from obtaining operating lease right-of-use assets	$4,223	$1,161